Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-225375 on Form S-8 and Registration Statement No. 333-225370 on Form F-3 of our reports dated March 31, 2021, relating to the financial statements of argenx SE and the effectiveness of argenx SE’s internal control over financial reporting, appearing in this Annual Report on Form 20-F for the year ended December 31, 2020.

We consent to the incorporation by reference in the Registration Statement No. 333-225375 on Form S-8 and Registration Statement No. 333-225370 on Form F-3 of our reports dated March 30, 2021, relating to the financial statements of argenx SE and the effectiveness of argenx SE’s internal control over financial reporting, appearing in this Annual Report on Form 20-F for the year ended December 31, 2020.

Deloitte Accountants B.V.

Rotterdam

March 30, 2021

/s/ Deloitte Accountants B.V.

P.J. Seegers